Exhibit k(3)
Services Agreement
This Services Agreement (the “Agreement”) is entered into and effective as of March 31st, 2022 (the “Effective Date”) by and between:
1.    DST Systems, Inc., a corporation organized in the state of Delaware (referred to herein as “DST” or the “Transfer Agent”), and
2.    Nuveen Churchill Private Capital Income Fund, a statutory trust organized under the laws of in the state of Delaware (the “Fund”).
The Fund and DST each may be referred to individually as a “Party” or collectively as “Parties.”
1.    Definitions; Interpretation
1.1.    As used in this Agreement, the following terms have the following meanings:
(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).
(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.
(c)    “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.
(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.
(e)    “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable DST to perform the Services, but excluding DST Property.
(f)    “Confidential Information” means any information about the Fund or DST, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.
(g)    “Data Supplier” means a third party supplier of Market Data.
(h)    “DST Associates” means DST and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(i)    “DST Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by DST in connection with its performance of the Services.
(j)     “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, all minutes of meetings of the board of directors or analogous governing body.
(k)    “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.
(l)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.
(m)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.
(n)    “Market Data” means any third party market and reference data.
(o)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.
(p)    “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.
(q)    “SOW” means statement of work.
(r)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.
1.2.    Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.
1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.
1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
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1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.
2.    Services and Fees
2.1.    Subject to the terms of this Agreement, DST will perform for the Fund the Services set forth in a separate fee letter and such other service schedules, exhibits, or SOWs as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). DST shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on DST when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by DST to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.
2.2.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by DST to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by DST. If DST delegates any Services, (i) such delegation shall not relieve DST of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of DST, and (iii) if required by applicable Law, DST will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement.
2.3.    The Fund agrees to pay, the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended by the Parties from time to time, within thirty (30) days following the receipt of DST’s invoice. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. If an invoice is not paid when due, the Fund shall pay DST interest thereon (from the due date to the date of payment) at rate equal to one and one-half percent (1.5%) per month while such amount remained unpaid. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law. After the first year of the Initial Term, the total fee for all services for each succeeding year shall be subject to an annual cost of living increase on the anniversary of the Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.
2.4.    Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST's standard rates and fees in effect at the time and shall be documented by the Parties in a written SOW under this Agreement. If the cost to DST of
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operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.
2.5.    The Fund may request a material modification of the Services provided under this Agreement by providing DST with a written request outlining the scope of such requested changes. DST will respond to such notice as promptly as possible, but no more than 30 days after the request is made, by providing the Fund with (a) an estimate of the project cost and timeframe for completion, or (b) a written explanation of why DST cannot implement the requested service change (“Change Notice Response”). In the event the Fund and/or DST believe that a change in law, regulation, rule, industry practice or other requirement necessitates a material system or service modification, the parties will discuss the potential change and DST may communicate with other similarly situated DST clients and/or industry groups to determine a commercially reasonable option for addressing such change. Any change requested or agreed upon by the Parties under this Section shall not be effective, and DST shall not be obligated to implement, until reflected in a written amendment to, or statement of work under, this Agreement mutually agreed upon and executed by both parties. Nothing in this Section 2.5 shall limit the Fund’s obligation to pay DST fees related to modifications necessary to comply with changes in Law, regulation, rule or industry practice as provided in Section 2.1 above.
3.    Fund Responsibilities
3.1.    The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of directors for a company) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions. Without limiting the foregoing, the Fund shall:
(a)    Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.
(b)    Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform DST of any errors that it is in a position to identify.
(c)    Provide DST with timely and accurate information required by DST in order to perform the Services and its duties and obligations hereunder.
3.2.    The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify DST in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. DST is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.
3.3.    In the event that Market Data is supplied to or through DST Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither DST nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to
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Market Data, reliance by DST Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.
3.4.    The Fund shall deliver, and cause its agents, counsel, advisors, auditors, and any other Persons promptly deliver to DST all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and DST will not be required to enter any agreements with that Person in order for DST to obtain information reasonably necessary to provide the Services.
3.5.    Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith DST Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by DST Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and DST’s duties and obligations hereunder, without further enquiry or liability.
4.    Term
4.1.    The initial term of this Agreement will be from the Effective Date through March 31st, 2024 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either DST or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).
5.    Termination
5.1.    DST or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:
(a)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non-breaching Party gives the other Party written notice of such breach.
(b)    The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund if it becomes subject to a material Action or an Action that DST reasonably determines could cause DST reputational harm, or (v) where the other Party is the Fund, material changes in the Fund’s Governing Documents or the assumptions set forth in the Fee Letter are determined by DST, in its reasonable discretion, to materially affect the Services or to be materially adverse to DST.
If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.
5.2.    Upon receipt of a termination notice from the Fund, subject to the receipt by DST of all then-due fees, charges and expenses, DST shall continue to provide the Services up to the effective date of the termination notice; thereafter, DST shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by DST. In the event of the termination of this Agreement, DST shall provide reasonable exit assistance to the Fund in converting the Fund’s records from DST’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all uncontested fees, charges and expenses have been paid, including any
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fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of DST for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring DST (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of DST, including the proprietary information of DST or its affiliates, or (iii) to develop Deconversion software, to modify any of DST’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.
5.3.    If the Fund elects to terminate this Agreement prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to DST under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.
5.4.    In the event that the Fund wishes to retain DST to perform additional transition or related post-termination services, including providing additional data and reports, the Fund and DST shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by DST for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.
6.    Standard of Care, Limitation of Liability and Indemnification
6.1.    Notwithstanding anything in this Agreement to the contrary DST Associates shall not be liable to the Fund for any action or inaction of any DST Associate except to the extent of direct Losses suffered, incurred or paid by the Fund that are finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of DST or DST Associates in the performance of DST’s duties or obligations under this Agreement. The Fund shall indemnify, defend and hold harmless DST Associates from and against Losses (including legal fees and costs to enforce this provision) that DST Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties; except to the extent the Losses determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of DST Associates in the performance of DST’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by DST Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund of an undertaking by DST to repay such amount if it shall be determined that an DST Associate is not entitled to be indemnified. The maximum aggregate amount of cumulative liability of DST Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement during the Term hereof, shall not exceed the fees (but excluding any expenses) paid by the Fund to DST under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.
6.2.    Except with respect to all amounts payable by the Fund as part of its indemnification obligations under this Section 6, under no circumstances shall either party be liable to the other party for Losses that
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are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Fund acknowledges and agrees that DST’s out-of-pocket expenses and any judgments awarded against and payable to DST resulting from claims for which DST is entitled to indemnification by the Fund under Section 6 shall be deemed direct damages.
6.3.    No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE DIGITAL SOLUTIONS SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
7.    Representations and Warranties
7.1.    Each Party represents and warrants to each other Party that:
(a)    It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.
(b)    Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.
(c)    It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.
(d)    The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.
8.    Fund Data
8.1.    The Fund (i) will provide or ensure that other Persons provide all Fund Data to DST in an electronic format that is acceptable to DST (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between DST and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by DST other than in connection with providing the Services and as permitted under Section 11. DST shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.
8.2.    DST shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by
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applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.
9.    Data Protection
9.1.    From time to time and in connection with the Services DST may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by DST and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.
9.2.    DST will notify the Fund without undue delay, and in no event more than three (3) business days after confirming a after becoming aware of a confirmed breach of Confidential Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant regulatory authority and those individuals impacted, as required by applicable Law. DST will not disclose or use Confidential Information obtained from or on behalf of the Fund except in accordance with this Agreement or the lawful instructions of the Fund to carry out DST’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.
9.3.    The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors.
10.    DST Property
10.1    DST Property is and shall remain the property of DST or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any DST Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by DST to receive the same, any information concerning the DST Property and shall use reasonable efforts to prevent any such disclosure.
11.    Confidentiality
11.1    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.
11.2    Each Party may disclose the other Party’s Confidential Information:
(a)    In the case of the Fund, to each of its Affiliates, directors, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.
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(b)    In the case of DST, to the Fund and each DST Associate, Fund Representative, investor, Fund bank or broker, Fund or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out DST’s duties under or enforcing this Agreement, and any Affiliate or Person to whom DST has delegated its responsibilities pursuant to Section 2.2 of the Agreement, with this Section 11.
(c)    As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.
11.3    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.
11.4    DST’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. DST shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of DST in connection with the Services. The Fund and its investment adviser are subject to U.S. federal and state securities Laws and may make disclosures as either deems necessary to comply with such Law. Notwithstanding the foregoing, the Fund and its investment adviser may not include in its disclosure DST’s proprietary fees or fee schedule, without DST’s express written consent.
11.5    Upon the prior written consent of an authorized officer of the Fund, DST shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of DST. Upon the prior written consent of DST, the Fund shall have the right to identify DST and to describe the Services and the material terms of this Agreement in the offering documents of the Fund. This Agreement shall not prohibit DST from using any Fund Data in tracking and reporting on DST’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that DST is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Fund or any of its respective assets, investors or customers.
11.6    In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify DST that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.
12.    Notices
12.1    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed
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facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.
If to DST:
DST Systems, Inc.
2000 Crown Colony Drive
Quincy, MA 02169
Attention: Legal Department
If to the Fund:
Nuveen Churchill Private Capital Income Fund
430 Park Avenue, 14th Floor
New York, NY 10022
Attention: Marissa Short
Email: marissa.short@churchillam.com
With a copy to:
Tina M. Lazar
Managing Director, Head of Nuveen Shareholder Services
333 W Wacker Dr
Chicago, Il 60606
Email: tina.lazar@nuveen.com
13.    Miscellaneous
13.1    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No DST Associate has authority to bind DST in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.
13.2    Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of DST. DST may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of DST, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of DST’s business, upon prior written notice to the Fund. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.
13.3    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.
13.4    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.
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13.5    Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of DST Associates related to the Services and the subject matter of this Agreement, and no DST Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.
13.6    Force Majeure. DST will not be responsible for any Losses of property in DST Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond DST’s reasonable control. DST shall use commercially reasonable efforts to minimize the effects on the Services of any such event.
13.7    Business Recovery Plan. DST shall maintain a comprehensive business recovery plan that: (i) is not less protective than the executive summary of the plan provided to the Fund by DST in connection with the inception of the Services; and (ii) is designed to provide for reasonably sufficient recovery of its back office and administrative operations to enable DST, within the time period set forth in the plan, after an event necessitating the use of such plan. DST shall test such business recovery plan no less frequently than annually and upon request, the Fund may participate in such test. Upon request, DST shall provide the Fund with a letter confirming the completion of the most recent business continuity test.
13.8    Non-Exclusivity. The duties and obligations of DST hereunder shall not preclude DST from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that DST may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.
13.9    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.
13.10    No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of DST or its Affiliates without the consent of DST; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all DST Associates. If the Fund employs or engages any DST Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, the Fund agrees to pay for any fees and expenses (including recruiters’ fees) incurred by DST or its Affiliates in hiring replacement personnel as well as any other remedies available to DST.
13.11    No Warranties. Except as expressly listed herein, DST makes no warranties, whether express, implied, contractual or statutory with respect to the Services. DST disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.
13.12    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid,
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legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.
13.13    Testimony. If DST is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or otherwise related to the Fund, the Fund shall reimburse DST for all costs and expenses, including the time of its professional staff at DST’s standard rates and the cost of legal representation, that DST reasonably incurs in connection therewith.
13.14    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to DST Associates.
13.15    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.
13.15 Insurance. DST shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance coverage at levels that are determined by its Board of Directors to be appropriate for its business. Upon request of the Fund, DST shall provide evidence that such coverage is in place. To the extent that DST’s policies of insurance may provide for coverage of claims for liability or indemnity by DST, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to DST, which would otherwise be a covered claim in the absence of any provision of this Agreement.
[Signatures appear on next page.]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.		NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND
By:	/s/ Kenneth Fullerton	By:	/s/ John D. McCally

Name:	Kenneth Fullerton	Name:	John D. McCally

Title:	Authorized Signatory	Title:	Vice President and Secretary
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Schedule A
Transfer Agency Services
A.    General
1.    As used in this Schedule A, the following additional terms have the following meanings:
(i)    “ACH” shall mean the Automated Clearing House;
(ii)    “Bank” shall mean a nationally or regionally known banking institution;
(iii)    “Code” shall mean the Internal Revenue Code of 1986, as amended;
(iv)    “DTCC” shall mean the Depository Trust Clearing Corporation;
(v)    “IRA” shall mean Individual Retirement Account;
(vi)    “Procedures” shall collectively mean DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;
(vii)    “Program” shall mean Networking, Fund Serv or other DTCC program; and
(viii)    "TA2000 System" shall mean DST’s TA2000TM computerized data processing system for shareholder accounting.
2.    Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.
3.    The Fund acknowledges that DST’s ability to perform the Services is subject to the following dependencies:
(i)    The Fund and other Persons that are not employees or agents of DST, whose cooperation is reasonably required for DST to provide the Services, providing cooperation, information and, as applicable, instructions to DST promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.
(ii)    The communications systems operated by the Fund and other Persons that are not employees or agents of DST remaining fully operational.
(iii)    The accuracy and completeness of any the Fund Data or other information provided to DST in connection with the Services by any Person.
(iv)    Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.
4.    The following Services will be performed by DST and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.
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B.    SERVICES
1.    Scope of Agency Services; DST Obligations.
A.    DST utilizing the TA2000 System will perform the following services:
(i) issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;
(ii) maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by DST from the Fund, the Fund's distributor, manager or managing dealer, the Fund's investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker-dealers or shareholders;
(iii) when and if a Fund participates in the DTCC, and to the extent DST supports the functionality of the applicable DTCC program:
(a) DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,
(b) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),
(c) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and
(d) maintaining shareholder accounts on TA2000 through the Programs;
(iv) providing transaction journals;
(v) once annually preparing shareholder meeting lists for use in connection with the annual meeting;
(vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;
(vii) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund;
(viii) preparing and providing, in electronic format, to Fund’s print vendor of choice:
(a) confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders' accounts,
(b) copies of shareholder statements, and
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(c) shareholder reports and prospectuses provided by the Fund;
(ix) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;
(x) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;
(xi) calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund's managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;
(xii) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;
(xiii) arranging the mailing to dealers of confirmations of wire order trades;
(xiv) processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);
(xv) if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold.  DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000.  It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy.  DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);
(xvi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;
(xvii) as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. DST shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such
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shareholders in accordance with the telephone scripts provided by the Fund to DST, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;
(xviii) (where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.
(xix) in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, DST offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have DST implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to DST, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;
(xx) as mutually agreed upon by the parties as to the service scope and fees, DST shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2). The parties will agree to such services and terms as stated in the attached appendix (“Appendix 2” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties;
(xxi) as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and
(xxii) upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, DST may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.
B.    At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform shareholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.
C.    DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund's instructions, prospectus or application as amended from time to time, for the Fund provided DST is advised in advance by the Fund of any changes therein and the TA2000
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System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs.
D.    The Fund acknowledges that DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).
E.    The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to DST provided that the requirements of the new funds are generally consistent with services then being provided by DST under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by DST. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST's then-standard pricing schedule.
F.    The parties agree that to the extent that DST provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.
G.    The Fund instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRAs.
H.    If applicable, DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.
I.    Upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.
J.    If applicable, the Fund will furnish DST with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with
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such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A as required by applicable federal securities laws.
K. Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by DST to be duly authorized. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.
L.    Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Fund DST's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST in its discretion believes DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).
M.    Changes and Modifications.
(i)    DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.
(ii)    All enhancements, improvements, changes, modifications or new features added to the TA2000 System or any of DST’s other digital systems, however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST Confidential Information and DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to DST’s use of such Confidential
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Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.
2.    Fund Obligations.
A. The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.
B. The Fund will provide DST written notice of any change in Authorized Personnel as set forth on Schedule B.
C. The Fund will notify DST of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.
D. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to DST.
E. The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (1) provides DST with a minimum of 12 months’ notice before the accounts are deconverted from DST, or (2), if 12 months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.
3.    Compliance.
A. DST shall perform the services under this Schedule A in conformance with DST's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that DST has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.
[B. The Fund hereby advises DST that all of the shares of the Fund are sold by broker-dealers who have executed selling group or dealer agreements with the Fund pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and the red flag regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Fund is employing DST to provide or fulfill. Any requirement to comply with applicable law with respect to any attempt to verify the identity of shareholders of the shares of the Fund shall remain with the Fund and the Fund’s broker-dealers.]
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4.    Bank Accounts.
A. DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.
B. DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.
5.    Records.
DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:
A. Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.
B. Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.
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C. Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.
6.    Disposition of Books, Records and Canceled Certificates.
DST may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.
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APPENDIX 1
ANTI-MONEY LAUNDERING DELEGATION
1.    Delegation.
1.1    In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, DST offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with DST and desires to implement the AML Procedures as part of the Fund’s overall AML program.
1.2    Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs DST to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to DST the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and DST upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.
1.3    DST agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which DST maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.
2.    Consent to Examination. In connection with the performance by DST of the AML Procedures, DST understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records DST maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DST hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DST will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.
3.    Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, DST is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that DST shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which DST maintains the applicable Shareholder information.

4.    AML Procedures1
4.1    Consistent with the services provided by DST and with respect to the ownership of Shares in the Fund for which DST maintains the applicable Shareholder information, DST shall:
(a)    On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;
(b)    Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;
(c)    On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;
(d)    Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);
(e)    Review wires sent pursuant to banking instructions other than those on file with DST;
(f)    Review accounts with small balances followed by large purchases;
(g)    Review accounts with frequent activity within a specified date range followed by a large redemption;
(h)    Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;
(i)    Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;
(j)    Compare account information to any FinCEN request received by the Fund and provided to DST pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;
(k)    (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;
(l)    Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the
1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of DST, which have been made available to the Fund and which may be modified from time to time.

Fund, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Fund in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;
(m)    Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). DST will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, DST will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, DST will contact the Fund’s AML Officer for further instruction.
(n)    Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).
(o)    Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.
4.2    In the event that DST detects activity as a result of the foregoing procedures, which necessitates the filing by DST of a SAR or other similar report or notice to OFAC, then DST shall also immediately notify the Fund, unless prohibited by applicable law.

APPENDIX 2
OMNIBUS TRANSPARENCY SERVICES
A.    The Funds shall provide the following information to DST:
1.    The name and contact information for the financial intermediary, with which the Funds have a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;
2.    The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the financial intermediary;
3.    The frequency of supplemental data requests from DST;
4.    The duration of supplemental data requests (e.g. 60 days, 90 days); and
5.    The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)
B.    Upon receipt of the foregoing information, the Funds hereby authorize and instruct DST to perform the following services:
1.    Financial Intermediary Surveillance Schedules.
(a)    Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain financial intermediary surveillance schedules and communication protocol/links.
(b)    Initiate information requests to the financial intermediaries.
2.    Data Management Monitoring
(a)    Monitor status of information requests until all supplemental data is received.
(b)    If a Financial Intermediary does not respond to a second request from DST, the DST shall notify the Fund for the Fund to follow-up with the financial intermediary.
3.    Customized Reporting for Market Timing Analysis
(a)    Run information received from the financial intermediaries through TA2000 System functionalities.
(b)    Generate exception reports using parameters provided by the Funds.
4.    Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided
(a)    Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.
(b)    Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.
(c)    Confirm exception trades and if necessary, request additional information regarding Potential Violations.
5.    Communication and Resolution of Market Timing Exceptions
(a)    Communicate results of analysis to the Funds or upon request of the Funds directly to the financial intermediary.

(b)    Unless otherwise requested by the Funds and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.
(c)    Update AWD work object with comments detailing resolution.
(d)    Keep a detailed record of all data exceptions and inquires with regards to potential violations.
6.    Management Reporting
(a)    Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, DST shall furnish ad hoc reports to the Funds.
7.    Support Due Diligence Programs
(a)    Update system watch list with pertinent information on trade violators.
(b)    Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

List of Digital Service Schedules
SCHEDULE NO. 1    DIGITAL INVESTOR
SCHEDULE NO. 2    VISION
SCHEDULE NO. 3    E-PRESENTMENT SERVICES
SCHEUDLE NO. 4    COMPOSITION SERVICES
SCHEDULE NO. 5    FANMAIL

SCHEDULE NO. 1
SERVICE EXHIBIT
For
DIGITAL INVESTOR PLATFORM SERVICES
1.    Services. Customer has requested, and DST will provide Digital Investor Services as one of the Digital Solutions Services pursuant to the terms of the attached Services Agreement (the “Agreement”) between Customer and DST. The Services are further described in the Statement of Work for Digital Investor Platform Development (“SOW”), attached hereto. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder
2.    Destruction on Termination. Upon termination or expiration of this Service Exhibit, DST will:
a.    Return any written, printed, or tangible materials supplied to DST by Customer in connection with the development of the enhanced web functionality for Customer that include Customer data.
b.    Alternatively, with the written consent of Customer, DST may securely destroy any of the foregoing embodying Customer data (or the reasonably non-recoverable data erasure of computerized data) and, upon request, certify such destruction in writing by an authorized officer of DST supervising the destruction.
DST may retain documents as is necessary to comply with its own document retention policies or as required by applicable law, or by a governmental or regulatory agency or body, in which case all such retained documents shall continue to be subject to the terms of this Service Exhibit.
3.    Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):
•    “Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where User may view information about the Funds and link to Digital Investor.
•    “OOB Authentication” shall mean the User “out of band” (OOB) authentication process, utilized by Digital Investor, whereby User authentication information is collected and transmitted, and User logon credentials (user name and password) are created, changed and reset and access to Digital Investor account data is managed using a two factor authentication method.
•    “Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

4.    Acceptance Process. In accordance with a mutually agreed upon project milestones and timeline, Customer and DST will review and/or test each phase of the services and each deliverable contemplated by this Service Exhibit requiring acceptance within the period set forth within the SOW attached hereto.
5.    Project Changes. During this Service Exhibit Customer may request changes in Services (hereinafter collectively "Changes"). Any Changes agreed to by DST will be in writing signed by a duly authorized representative of each party, and function as an addendum to and be incorporated as part of the Service Exhibit. Changes may result in an increase or decrease in the fees for a project and/or adjustment of the delivery date as mutually agreed to by the parties and may require adjustments to the SOW or a separate SOW altogether. As part of its approval, DST may condition any Change on an increase in the payments to be made for the Services and a new work schedule if DST believes in good faith that such Change necessitates a change in the work schedule and DST will incur additional costs to implement such Change.
6.    Deliverables. Customer acknowledges and agrees that it obtains no rights in or to any of the Deliverables other than as provided herein. Customer shall be entitled to use such Deliverables, as outlined in the SOW attached hereto, solely in conjunction with its use of the Services and shall not be used to connect Customer to any transfer agency system or any other person without DST’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers of DST or its Affiliates (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST or its Affiliates from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.
7.    DST Responsibilities. The Services hereunder shall include:
Development Responsibilities.
DST shall perform the Services to configure and implement certain enhanced web functionality on Customer’s website. Implementation will include the functions described more fully in the attached SOW.
On-going Support Responsibilities.
DST will provide the following support and maintenance services:
i.    Maintaining the enhanced web infrastructure and associated disaster relief environments
ii.    Updates to the common enhanced web software as needed to maintain compatibility with API’s
iii.    Updates required by changes that DST chooses to make to the core enhanced web platform or hardware infrastructure that were not requested by Customer
iv.    Access to the DST help desk and other online support as required and above the DST support layer
v.    Ongoing research and development of new features, functions, and interfaces
vi.    Update as needed to maintain functionality with most recent browser updates as defined by the DST browser compatibility schedule

vii.    Updates as required to the Digital Investor main and disaster recovery environments
viii.    In connection with OOB Authentication:
a.    maintain User security profile information;
b.    receive and route User login requests to an authentication risk engine for evaluation, issuing challenge responses when risk factors are identified in login attempt;
c.    generate random authentication codes to be sent via Users’ registered contact methods, and require User to successfully enter valid authentication codes to gain access;
d.    during instances of time to time downtime for planned maintenance or unavailability of the authentication risk engine, continue authentication by issuing challenges to all Users attempting logins until the maintenance window or unavailability of the authentication risk engine has concluded.
8.    Customer Responsibilities. In addition to performing all customer responsibilities as set forth in the Agreement and this Service Exhibit, Customer shall be responsible for providing timely feedback, testing and approvals to DST in connection with the foregoing Services and shall provide DST with such other written instructions as DST may request from time to time relating to the performance of DST’s obligations hereunder.
9.    Fees. The fees payable to DST by Customer for the Services under this Service Exhibit are set forth on a separate Fee Letter.

STATEMENT OF WORK
between
NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND
and
DST Systems, Inc.
Digital Investor Platform Development
This Statement of Work (“SOW”) shall be incorporated into and governed by the terms and conditions of the Services Agreement attached hereto, between Nuveen Churchill Private Capital Income Fund (“Customer”) and DST Systems, Inc. (“DST”) (the “Agreement”) and the Service Exhibit for Digital Investor Platform Services. Phrases defined in the Agreement or the Service Exhibit for Digital Investor Platform Services and used in this SOW have the same meaning when used here as they do when used in the Agreement or the Service Exhibit for Digital Investor Platform Services. In the event of any conflict between the terms and conditions of this SOW and the Agreement or Service Exhibit for Digital Investor, the terms and conditions of this SOW shall govern.
1.    Development Services
Digital Investor Platform Development Services will be based upon the elements mutually agreed to between Customer and DST, as set forth in the Initial Professional Service Schedule – Digital Investor Pages, and product specification documents. To assist with the development of the Digital Investor Platform, DST will be using standard components, functions, and business rules of Digital Investor Platform as a baseline for requirements and development. In some cases, excluding and/or removing functionality from the Digital Investor Platform standard components may be detrimental to the project from a cost or timeline perspective. As these functions are identified, they will be disclosed to Customer to determine whether the given functions should be included or excluded from scope with any impact to timeline or fee schedule.
Scope of Professional Services
Digital Investor Platform Professional Services are provided by DST and consists of implementation, configuration, consulting and other programming-related services (collectively “Professional Services”), as further described below, in connection with Customer’s use of the Digital Investor Web Site, FAN, and other DST products or systems.
The new Digital Investor screens and workflows will be compatible with existing DST FAN API services for access to recordkeeping system data and processes. Professional Services will allow the screens to be built to current design, coding and mobile accessibility standards, and to provide an enhanced end-user experience.
Customer’s Digital Investor web site will include all of the features and functionality listed in the Initial Professional Services Schedule, including the custom options listed. Wording and content changes on the site will be accommodated as reasonably requested by Customer in accordance with the platform requirements. For non-custom functions listed, Professional Services will develop the site per the production specifications for the Digital Investor Platform, incorporating Customer’s options, and styling and branding information.

DST and Customer may at any time agree to additions, deletions or modifications to Customer’s web site design via a Change Order.
Customer will be provided with an intake form to provide styling and branding information, such as high resolution logos, preferred fonts, colors, as well as disclaimer text, footer links, and other styling and customization data. Customer agrees to return the completed intake form within five (5) business days unless otherwise arranged.
Custom Options: For Landing Page and Asset Allocation, Professional Services will leverage industry practices and recommended Digital Investor screens and workflows. Estimates in the Fee Letter attached hereto are based upon these industry practices, screens and workflows. This estimate includes one working design session plus a final review. Customer will give consideration to the Digital Investor recommended workflows and process as a solution for these requirements. Any material changes to the workflows or process will be discussed as part of these working sessions and will be mutually agreed upon by both Customer and Professional Services; Professional Services will assess any possible impact to project timeline and costs. Any changes to these workflows will follow the project change control process.
Professional Services will perform testing of Customer’s platform to determine its (i) conformity with the standards of certain frequently used browsers; and (ii) mobile devices, in accordance with standard practices. Please note that responsive design is an approach to web design aimed at providing an optimal viewing experience across a very wide range of devices. Some functionality may contain data elements or screen structures (tables) that are not optimal for smaller screen sizes. These features will be functional but are optimized to the extent possible given the restrictions of the screen.
Change control for Professional Services will be governed by an industry standard change management process. In general, any revised and/or new workflows will be mutually agreed upon by Customer and Professional Services.
User Acceptance Testing. User Acceptance Testing (“UAT”) will be completed by Customer. DST agrees to provide resource allocations if necessary that are adequate to complete first round and second round (defect remediation testing) of testing per the project schedule.
Bug Tracking: Professional Services employs industry standard web-based bug tracking tools, project management, and workflow management (change control, release management). Customer as well as the UAT team will employ the bug tracking tool to report defects, request changes, and other project-related workflows.
The screens, workflows, and functions to be included in Digital Investor Platform- Initial Professional Services for Customer’s secure account access site are outlined in the Initial Professional Services Schedule.
2.    Advanced Bank Account Verification
If requested by Customer, DST will make available an advanced bank account validation service to replace the paper forms and related medallion guarantees in use currently. The advanced bank account validation service will be provided by a third party vendor in conjunction with the Digital Investor Platform. The bank account validation functionality will allow Users to verify a new bank account by providing a certain account information or credentials from their bank. DST will transmit such inquiry to vendor to evaluate User’s bank information. The terms of use associated with advanced bank account validation services will be incorporated in a separate service exhibit. In order to receive the advanced bank account verification service, Customer acknowledges and agrees that Customer and Users must agree to comply with the contract terms and conditions required by the vendor. For the avoidance of doubt, DST and the vendor are each independent entities and not employees, agents, partners, joint venturers or legal representatives of the other. DST disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from vendor’s delivery of the advanced bank validation services in connection with the Digital Investor Platform.
3.    MFA Authentication
DST will make available a digital User identity and access management service to authenticate Users in connection with additional services. Subject to the terms of Schedule II, DST together with a third party service provider will implement MFA Authentication security features enabling Users to enter contact information into a User security profile and establish a multi-factor authentication method for access to account data, subject to terms set forth in Attachment A. Development of MFA Authentication will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.
4.    Browser Support
DST will perform testing of Customer’s website to determine its (i) conformity with the standards of certain frequently used browsers; at the start of the project and then annually, if on-going support services are elected by Customer2; and (ii) its functionality on certain mobile devices. Such testing will be performed in accordance with DST’s E-Business Solutions Graded Browser Support standards.
5.    Web Analytics
If selected by Customer, the Web Analytics solution will employ a web-based analytics tracking tool on the platform. Web Analytics solution applies automated technology to generate reports on certain User behavior and interaction within the Digital Investor site at a demographic level. In addition to the rights and restrictions set forth in the Agreement and this SOW, with respect to the Web Analytics functionality of Digital Investor and collection of related data, Customer’s use of Web Analytics services may depend upon compliance with terms and conditions for integrated third party Web Analytics applications. Such third party terms and conditions may require, without limitation: i) incorporation of third party application privacy terms by reference into the privacy policy made available to Users on Customer’s Digital Investor web site; ii) provision by Customer to its Users of any legally required notice, or collection by Customer of any legally required User consent, for such data collection or use; and iii) Customer's presentation of an opportunity to each User to opt out of the collection or use of data in connection with the Web Analytics services; in each case in compliance with applicable laws, to allow DST or applicable third party to collect and use such data in connection with providing Web Analytics services to Customer.
The Services included represent DST’s standard offering and do not include customization. If Customer requests changes to the Services then the parties agree to enter into a separate SOW and such Services may affect the established project timeline and fees in this SOW.

Fees. The fees payable to DST by Customer for the Services under this Statement of Work are set forth on a separate Fee Letter.

STATEMENT OF WORK – INITIAL PROFESSIONAL SERVICES SCHEDULE
DIGITAL INVESTOR PAGES
The following screens, workflows and functions are included in the Digital Investor Platform initial build:
Digital Investor Implementation
The following represents the recommended features for a Digital Investor implementation. These take into account the existing features offered to existing shareholders while also adding new features to the platform. The pricing listed takes into account scope and tasks necessary to include these features or remove them from the build.
Standard Digital Investor Features
•    Responsive Design
•    Improved Error Handling and Messaging
•    Improved Information Display & Workflows
•    Customization of Firm Logo and Color Palette
Secure Account Access
•    Register New User
•    Secure Login
•    Risk-Based Multifactor Authentication
•    Retrieve User ID
•    Reset Password
Multi-Factor Advanced Authentication
The advanced authentication framework using out of band authentication via SMS or e-mail validation codes is built into Digital Investor. The following activity-based fees will apply and will be charged on a monthly basis:
Challenge attempts are triggered when a user accesses the site from an unknown device or via an out of character behavior pattern. This challenge triggers a SMS or e-mail validation code to be sent to the user in order to validate identity and continue the login process.
Account Inquiry
•    Display Portfolio Summary
•    Enhanced Portfolio Display (Hide Zero Balance Accounts, Set Portfolio Sort Order)
•    View Transaction History with Filtering
•    View Statements/Tax Forms/Confirmations-This is only for the display of links to the appropriate PDF documents based on the data received from an output provider. Additional document types such as Inserts may require additional cost. A separate agreement is required for document composition, indexing, and related storage. If an output provider other than SS&C is used, additional integration charges may apply.
•    Consent for eDelivery - View/Add/Update (If an output provider other than SS&C is used, additional integration
•    Account Nicknames & Icons

Cost Basis
•    View Cost Basis Activity (Unrealized & Realized Gain/Loss)
•    Update Cost Basis Method
◦Apply a single cost basis method to all investments
◦Apply cost basis election to each investment
Account Maintenance
•    Change Username
•    Change Password
•    Multifactor Authentication
•    Contact Information
◦Address of Registration – View/Change
◦Telephone Number – View/Add/Change
◦Email Address- View/Add/Change
•    Distribution Options - View/Change
•
Web Accessibility
The Digital Investor website implementation will include testing utilizing a web accessibility testing tool to measure against WCAG (Web Content Accessibility Guidelines) 2.0 Level AA.
Messaging Framework
•    Informational Message (Pre-Authentication)
◦Index Page Only
Additional Options
•    Courtesy E-mails:
•    Operator Access
•    View Dealer Information

ATTACHMENT A
Terms and Conditions
Multi-Factor Authentication Services
Multi-Factor Authentication Services. DST will provide SS&C Multi-Factor Authentication (“MFA”) as one of the services provided to Customer pursuant to the terms of the attached agreement (the “Master Agreement”) between Customer and DST. Any terms not defined in these Terms and Conditions shall have the same meaning as the terms in the Master Agreement. In the event of any conflict between the terms and conditions of the Master Agreement and these Terms and Conditions, the provisions of these Terms and Conditions will control such conflict with respect to the services provided hereunder.
1. Customers’ Services Subscription. DST grants Customer a limited, revocable, non-exclusive, nontransferable right to use certain services of ThreatMetrix, Inc. (“ThreatMetrix”) (the “ThreatMetrix Services”), and any other materials or intellectual property DST provides to Customer in connection with the ThreatMetrix Services (the “ThreatMetrix Materials”), solely for Customer’s own internal business purposes, namely: (i) identity verification; (ii) mitigation of financial and business risk; (iii) detection, investigation, assessment, monitoring and prevention of fraud and other crime; and/or (iv) compliance with anti-money laundering (AML), counter-terrorism financing (CTF), anti-bribery and corruption (ABC) and similar laws, after implementation and configuration of Customer’s website, and subject to the terms and conditions of this agreement. Customer shall not: (i) interfere with or disrupt the integrity or performance of the ThreatMetrix Services or the ThreatMetrix Services Data contained therein; or (ii) attempt to gain unauthorized access to the ThreatMetrix Services or their related systems or networks. “ThreatMetrix Services Data” shall include the following: any technology embodied or implemented in the ThreatMetrix Services or ThreatMetrix Materials; any computer code provided by ThreatMetrix for Customer’s website or computer network; any hosting environment made accessible by Customer for purposes of obtaining the ThreatMetrix Services; any suggestions, ideas, enhancement requests, or feedback related to the ThreatMetrix Services; any user device data, Internet Protocol (IP) addresses, anonymous device information, machine learning data, user data persistent in the ThreatMetrix network, device reports, or transaction histories; and any corollaries, associations, and ThreatMetrix conclusions pertaining to or arising out of any of the foregoing. Customer will provide ThreatMetrix Services Data to ThreatMetrix as may be necessary for ThreatMetrix to provide to Customer the ThreatMetrix Services. Customer will take such actions as may be legally and technically necessary to allow ThreatMetrix to collect ThreatMetrix Services Data Customer decides to receive in connection with the ThreatMetrix Services.
2. Legal Compliance. Customer will use, and Customer will require that Customer’s customers use, the ThreatMetrix Services in compliance with applicable law including, without limitation, those laws related to data privacy, international communications, and the transmission of technical or personal data. Without limiting the generality of the foregoing, Customer will be responsible for any notifications or approvals required from Customer’s customers or, if applicable, clients of Customer’s customers, arising out of any use of the ThreatMetrix Services including, without limitation, those relating to any computer code deposited on any device and any information secured from such customers or clients (or their respective devices). Customer also will be responsible for compliance with laws and regulations in all applicable jurisdictions concerning the data of Customer’s customers or clients of Customer’s customers.
3. Ownership. As against Customer, ThreatMetrix (and its licensors, where applicable) owns all right, title and interest, including all related intellectual property rights, in and to the ThreatMetrix Services and ThreatMetrix Materials, any software delivered to Customer, any hosting environment made accessible by

Customer, any technology embodied or implemented in the ThreatMetrix Services and ThreatMetrix Materials, any computer code provided by ThreatMetrix for Customer’s particular website and computer network, and any ThreatMetrix Services Data. The ThreatMetrix name, the ThreatMetrix logo, and the product names associated with the ThreatMetrix Services are trademarks of ThreatMetrix or third parties, and no right or license is granted to use them. All rights not expressly granted to DST are reserved by ThreatMetrix and its licensors, and Customer shall have no rights which arise by implication or estoppel.
4. Limitations. The ThreatMetrix Services analyze the activities and other attributes of devices used in transactions, and provide information, including device reports generated by the ThreatMetrix Services (“Device Reports”), based on the data analyzed and the policies Customer defines. The ThreatMetrix Services provide information as to whether a device contains attributes which correlate to a device(s) used in a fraudulent transaction, but do not determine the eligibility of any individual for credit. Customer acknowledges and agrees that ThreatMetrix does not intend that the Device Reports, or any ThreatMetrix Materials, be considered consumer reports subject to the federal Fair Credit Reporting Act (“FCRA”). Customer represents that it will not use the Device Reports (or any other data provided by ThreatMetrix) for making credit eligibility decisions or for any other impermissible purpose listed in Section 604 of the FCRA (15 U.S.C. §1681b). In addition, Customer shall not, and shall not permit any representative or third party to: (a) copy all or any portion of any ThreatMetrix Materials; (b) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) the ThreatMetrix Services or ThreatMetrix Materials, or any portion thereof, or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the ThreatMetrix Services or any ThreatMetrix Materials or any portion thereof; (c) modify, translate, or otherwise create any derivative works based upon the ThreatMetrix Services or ThreatMetrix Materials; (d) distribute, disclose, market, rent, lease, assign, sublicense, pledge, or otherwise transfer the ThreatMetrix Services or ThreatMetrix Materials, in whole or in part, to any third party; or (e) remove or alter any copyright, trademark, or other proprietary notices, legends, symbols, or labels appearing on the ThreatMetrix Services or in any ThreatMetrix Materials.
5. Indemnification. Customer shall indemnify and hold harmless ThreatMetrix and its licensors, and each of their respective officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, losses, liabilities and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) any claim alleging that use of any information or data provided by Customer, any of Customer’s customers, or any individual or entity whose information Customer has indicated should be used in connection with the ThreatMetrix Services, infringes the rights of, or has caused harm to, a third party; (ii) any refusal to process any action requested by a user of a device based on Customer’s use of any Device Reports provided to Customer by the ThreatMetrix Services or Customer’s use of the ThreatMetrix Services; or (iii) Customer’s failure to provide data to ThreatMetrix in the format prescribed by ThreatMetrix.
6. Limitation of Liability. THE THREATMETRIX SERVICES INCLUDING, WITHOUT LIMITATION, THE DEVICE REPORTS, AND ANY OTHER SERVICES, ARE PROVIDED AS IS. THREATMETRIX HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, WITH RESPECT TO THE THREATMETRIX SERVICES AND THREATMETRIX MATERIALS INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE PRACTICE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THREATMETRIX’S AGGREGATE LIABILITY FOR ANY CLAIM OR

COMBINATION OF CLAIMS EXCEED ONE HUNDRED UNITED STATES DOLLARS ($100). IN NO EVENT SHALL THREATMETRIX AND/OR ITS LICENSORS BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE, PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES INCLUDING, BUT NOT LIMITED TO, THE USE OR INABILITY TO USE THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES, ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION, REGARDLESS OF CAUSE, EVEN IF THREATMETRIX HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7. Third-Party Rights. This agreement confers rights and remedies upon ThreatMetrix. The parties may not modify or terminate this agreement without the prior written consent of ThreatMetrix.
8. Customer Acknowledgements. Customer acknowledges and agrees that DST has engaged ThreatMetrix, Inc. as a third party vendor to provide some or all of the services hereunder and that DST disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from such vendor’s delivery of the services hereunder.

SCHEDULE NO. 2
SERVICE EXHIBIT
VISION SERVICES
1.    Vision Services. Customer has requested, and DST will provide Vision Services pursuant to the terms of the attached Services Agreement (the “Agreement”) between Customer and DST. The Vision Services (the “Vision Services”) consist of the services provided by DST utilizing FAN®, the Vision Web Site, the Distribution Support Services Web Site, the Internet, and other systems provided by DST and telecommunications carriers, whereby Users may view account information related to a Customer’s Financial Products or submit Transaction requests directly to the Financial Product’s transfer agent via the Internet, as described further in this Service Exhibit.
2.    Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):
•    “Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where Users may view information about the Financial Products and access the various Transaction screens made available through Vision Services.
•    “Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the DST controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible through the World Wide Web, which Customer may access to view information about Users and approve/deny access requests by Users.
•    “Financial Products” shall mean mutual funds, or real estate investment trusts or limited partnerships or other similar financial products, and "Financial Product Units" or “Units” shall mean the shares or units of a Financial Product held by a record owner.
•    “Transactions” shall mean new account establishment, account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Financial Product account, exchanges, maintenance and other transactions offered from time to time through Vision Services.
•    “Unit Holder” shall mean the record owner of Financial Product Units.
•    “User(s)” shall mean the authorized agents, selling agents and other intermediaries (i.e., broker/dealers, registered investment advisors or registered representatives) acting on behalf of record owners of Units of a Financial Product whom Customer has authorized to use Vision Services.
•    “Vision Web Site” shall mean the collection of electronic documents or pages residing on the DST controlled World Wide Web address (currently https://www.dstvision.com), linked to the Internet and accessible through the World Wide Web, which Users may access to view account information or to request Transactions on behalf of the record owners for whom they are acting.

•    “Vision Implementation Procedures” shall mean the optional features and functions of Vision Services which are selected by Customer, and the processes needed to activate these functions, for the various components of Vision Services, a copy of which has been provided to Customer.
3.    DST Responsibilities. In connection with its performance of Vision Services, DST shall:
(a)    receive Transaction requests electronically transmitted by Users to the Vision Web Site via the Internet and route Transaction requests through FAN to Customer’s transfer agency system;
(b)    deliver to Customer a Vision Implementation Procedures instruction form;
(c)    provide all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate FAN, the Vision Web Site and the Distribution Support Services Web Site;
(d)    deliver a monthly billing report to Customer, which shall include a report of Transactions, by type, processed through Vision Services;
(e)    provide Multifactor Authentication, subject to the terms set forth in Attachment A
(f)    perform all other DST obligations as set forth in the Agreement.
4.    Customer Responsibilities. In connection with its use of Vision Services, Customer shall:
(a)    provide the Vision Implementation Procedures to DST for each Financial Product in writing on forms provided by DST and update the Digital Solutions Options in writing as required by Customer from time to time (Vision is offered in a generic format with limited Financial Product customization, as described in the Vision Implementation Procedures);
(b)    provide DST with such other written instructions as it may request from time to time relating to the performance of DST’s obligations hereunder; and
(c)    perform all other Customer obligations as set forth in the Agreement.
As a condition of a User’s access to the Vision Services, Customer acknowledges that each User must comply with all User Enrollment and Authorization Procedures described in the Authentication Procedures Section of this Vision Exhibit.
If Customer chooses to allow Users to use the Vision Services via Customer’s Web Site, Customer shall also:
(d)    provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Customer Web Site; and

(e)    design and develop the Customer Web Site functionality necessary to facilitate and maintain the hypertext links to the Vision Web Site and the various related web pages and otherwise make the Customer Web Site available to Users.
5.    Customer Controlled Marketing Content. Through the Vision Web Site, DST provides Customer the ability to post content (plain text or HTML) including hypertext links to other Web sites, that is displayed and viewable to all Users authorized by Customer. The use of this feature of Vision Services is optional, at the discretion of Customer, and subject to the following terms and conditions:
(a)    Customer is solely responsible for any and all content and hypertext links displayed in the Customer-Controlled Content Areas of the Vision Web Site.
(b)    Customer is solely responsible for compliance with all legal and regulatory requirements which may apply to content and hypertext links in the Customer-Controlled Content Areas of the Vision Web Site, including, but not limited to copyright, trade secret and intellectual property laws and federal and state securities laws which may apply to the promotion of mutual fund products and securities or other Financial Products, as applicable, electronically and over the Internet.
(c)    DST reserves the right, but has no duty, to electronically monitor the Customer-Controlled Content Areas of the Vision Web Site for adherence to the terms of this Agreement and may disclose any and all data and information posted to the Customer-Controlled Content Areas of the Vision Web Site to the extent necessary to protect the rights or property of DST, its affiliates or licensees, or to satisfy any law, regulation or authorized governmental request.
(d)    DST reserves the right, but has no duty, to prohibit conduct, promotional material, hypertext links to certain sites, comments, responses or any communication, data, information or content posted to the Customer-Controlled Content Areas of the Vision Web Site which it deems, in its sole discretion, to be harmful to DST, its customers or any other person or entity.
(e)    Customer acknowledges that DST cannot ensure editing or removal of any inappropriate, questionable or illegal content posted to the Customer-Controlled Content Areas of the Vision Web Site or to any site on the Internet accessed from a hypertext link at the Customer-Controlled Content Areas of the Vision Web Site. Accordingly, Customer agrees that DST has no liability for any action or inaction with respect to content or hypertext links posted to or deleted from the Customer-Controlled Content Areas of the Vision Web Site and Customer shall indemnify and hold DST harmless from and against any and all costs, damages and expenses (including attorney’s fees) arising out of the posting of content or hypertext links at the Customer-Controlled Content Areas of the Vision Web Site.
6.    Change in Designated Financial Products. Upon ten (10) business days prior notice to DST, Customer may change the Financial Products designated to participate in Vision Services by delivering to DST, in writing, a revised list of participating Financial Products.

7.    Indemnity for Actions of Users. Customer acknowledges that the use of Vision by Users to conduct Transactions on behalf of Unit Holders presents risks arising from the actions of such Users. Accordingly, Customer hereby indemnifies and holds DST harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising out of financial or other consequences of Transactions conducted by Users, or out of disputes as to the authority of Users to conduct Transactions.
8.    Fees. The fees payable to DST by Customer for Vision Services are set forth on a separate Fee Letter.

VISION
Authentication Procedures
1.a.    ID/Password Requirements - Users
Authentication of a User in Vision is based on the Vision Operator ID and Password.
Required - The Vision Operator ID, assigned by DST, shall have access authorization as determined by Customer. This may include the following access levels, at Customer’s option, the contents of which shall be determined by Customer:
Unrestricted Access - This allows the User to view any account information for all of Customer’s Financial Products.
Dealer Level Access - This allows the User to view any account information with the authorized dealer number.
Dealer/Branch Level Access - This allows the User to view any account information with the authorized dealer and branch combination.
Dealer/Representative Level Access - This allows the User to view any account information with the authorized dealer and representative combination.
Tax ID Level Access -This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.
Trust/TPA Access – This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.
Required - Password is used in conjunction with Vision Operator ID to access the Vision Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer. Vision does not use a personal identification number (PIN).
1.b.    ID/Password Requirements – Customer point of contact
Authentication of a Customer point of contact in the Distribution Support Services Web Site is based on an Operator ID and Password.
Required - The Operator ID, chosen by Customer, shall have access as determined by Customer. Access will be specific to the management company associated with Customer. This may include the following access levels, at Customer’s option, inquiry only access (Customer point of contact may only view information related to Users) or update access (Customer point of contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Customer point of contact must be communicated to DST promptly.
Required - Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

USER ENROLLMENT AND AUTHORIZATION PROCEDURES
The following procedures are part of the Authentication Procedures applicable to Vision Services.
1.    Enrollment.
Each User is required to complete an Electronic Enrollment Form, which is available at a URL designated by DST (at the date of this Agreement - www.dstvision.com). Users enrolling for access may complete the enrollment process by providing DST with information called for in the Electronic Enrollment Form about their practice and the Financial Products they wish to access.
2.    Customer Authorization.
Upon receiving a completed Electronic Enrollment Form from a User, DST will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site. The Authorization Request will identify the level of access requested and the security criteria as well as provide a sample client Tax ID/Social Security Number.
Through the Distribution Support Services Web Site, Customer point of contact is solely responsible for authorizing or denying each User request for access to Transactions through Vision Services. When authorizing requests, security criteria must be verified by Customer. This includes verifying:
•    Appropriate Level of Authorization. Please note, each authorization will provide access to the level indicated on DST’s Authorization Request. Access may be requested at the dealer, dealer/branch, dealer/representative, tax ID, or Trust/TPA level.
•    Accurate Access Security Criteria. Customer must verify that each field authorized in the security criteria accurately represents the dealer/branch/representative or tax ID information which appears on the master of the representative’s clients’ accounts. 100% of the representative’s accounts should reflect the authorized criteria.
Customer assumes all responsibility for verifying the security level of each new User authorization request. DST shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and DST shall be entitled to rely conclusively upon such approval/denial without further duty to inquire.
3.    Password & ID Notification.
When Customer approves an authorization request, the User’s ID is updated for the authorized security and an e-mail is sent to the User notifying him/her of their access to the Vision Web Site. Users are required to establish their own initial password at a URL designated by DST (at the date of this Agreement - www.dstvision.com/assignpswd.html).

SCHEDULE NO. 3
SERVICE EXHIBIT
E-PRESENTMENT SERVICES
This “Service Exhibit” for e-Presentment Services (“Services”) is entered into as of March 31, 2022 (“Effective Date”) by and between Nuveen Churchill Private Capital Income Fund (“Customer”) and DST Systems, Inc. (“DST”). This Service Exhibit is an exhibit to the Services Agreement by and between DST and Customer (the “Agreement”). This Service Exhibit expressly incorporates by reference and is subject to the Agreement. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.
1.    Definitions
Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.
“Application” means the Services applications as set forth in this Services Exhibit.
"Consent" means End-Users expressed consent to access and retrieve document information, including periodic statements, financial information, disclosure, tax, or confirmation documents, or marketing materials, electronically.
“Development Documents” means any of the following documents: System Requirements Document, Project Development Estimate, Project Requirements Document or any other mutually agreed to document describing the development activities.
“Document” means the equivalent electronic rendition of a single customer communication to an End-User as identified in this Services Exhibit, including, but not limited to statement, dunning notice, check image, report, trade confirmation, or tax document.
“Document Type” means the documents set forth in Development Documents for which the Services will be provided.
“End-User” means (i) Customer’s authorized representatives and (ii) Customer’s customers that have provided Consent to access electronic Applications provided by DST via the Internet.
“Image” means the equivalent of impression that would be applied to one side of a single sheet in a simplex print-processing environment.
“Services” means the services described in this Services Exhibit.
2.    Description of Services
2.1    DST will provide the following Services (“Services”):
a.    Load All – Document load, storage and CSR web presentment: DST will load Documents into its electronic Application (“DST Archive”). Documents will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier, following the load date of Documents. DST shall properly destroy Documents on its system once DST is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of Documents.
b.    Consented Load Only – Document, load, storage and CSR web presentment: DST will load Documents for End-Users who have provided Consent for electronic delivery of Documents into its electronic Application (“DST Archive”). Documents will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier, following the load date of Documents. DST shall properly destroy Documents on its systems once DST is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing.
c.    Presentment Hosting: DST will provide a hosted environment to enable Consumer Presentment, Secure eMail and CSR web presentment. Application hosting includes managing the hardware and software environment, the capacity to support presentment, as well as creation, delivery and management of email notifications.
2.2    As requested by Customer and upon payment of additional fees, DST will provide the following optional services:
a.    Statement Presentment via Web Services: Up to thirty-six (36) months of Documents for End-Users, excluding, if applicable, any third party intermediaries such as agents, who have not provided Consent or elected paper suppressions, will be made available via a standard web services request from Customer’s website. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of electronic Documents.
b.    Statement Presentment for End-Users via DST hosted services: DST will develop Customer branded web pages for electronic presentment of Documents to End-Users, excluding third party intermediaries such as agents, who have provided Consent. DST will provide “document available” email notifications to End-Users indicating that a Document is available online for viewing. This service includes Customer defined requirements for retries of email notifications, as well as spam and bounce management capabilities as defined in the applicable Development Documents. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.
c.    Dealer Viewing via VISION: Up to thirty-six (36) months of electronic Documents for third party intermediaries such as dealers will be available via DST Systems’ VISION application.
d.    Consent and Suppression: DST will provide Customer branded web pages for the collection of End-User Consent for electronic delivery of Documents and suppression of paper based delivery.
e.    Extended Storage of Documents in DST Archive: Customer must notify DST in writing 60 days in advance of the end of any 36 month retention period expiration of Customer’s desire to have Documents stored for additional months. Documents will continue to be retained so long as Customer has not made a request in writing to terminate Extended

Storage. DST shall properly destroy Documents on its system after the required storage period has ended and DST is no longer obligated to maintain such Documents, as set forth herein.
f.    eMail Notifications: DST will create and send an email with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after Documents are loaded into the Application and released or made available for viewing. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.
g.    Regulatory eMail Notifications: DST will create and send an email, with links to respective regulatory documents with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after email samples are approved and released for delivery by Customer. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.
h.    Document Load from Customer’s Historical Archive: DST will process Customer’s historical data along with an index file as described in applicable Development Documents. DST will load the data into its electronic Application (“DST Archive”). The data will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier following the load date of Documents. DST shall properly destroy Documents on its system once DST is no longer obligated to maintain such Documents, as set forth herein. All Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent.
i.    Marketing eMails to Customer’s customers: DST will create and send emails containing content provided by Customer to the email addresses contained in an email request via batch file or web services as provided by Customer. eMail delivery occurs after each email file is released. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. DST will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses. This Service is intended for emails sent to Customer’s customers for any business related communication, and is specifically not available for solicitation purposes.
2.3    Development Documents
The Development Documents describe all requirements for customization of the Services, the web site, and other systems and software utilized in connection with performance of the Services. Customer will comply with the terms of the Development Documents that describe any project assistance that may be required for completion of deliverables described in the Development Documents. The Services may also include such additional services and/or customization of the Services as may be mutually agreed upon by the Parties from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms, conditions, as mutually agreed by the Parties, shall be detailed in separate Development Documents that will be annexed to and made a part of this Services Exhibit.

2.4    Composition/ Print Services
Under this Service Exhibit, DST will not provide direct composition or print services. Customer will be required to either: (i) enter into an agreement with DST for direct composition or print services via a service exhibit for Composition Services, or (ii) find and enter into an agreement with a separate third party provider for any direct composition and print services it requires. If Customer enters into an agreement with DST for direct composition and/or print services, the terms of that service exhibit will govern. If Customer enters into an agreement with a third party provider for direct composition and/or print services Customer must notify DST and provide written confirmation for DST to send the applicable data files to the third party provider for direct composition and/or print services. Once the third party provider has completed composition of the applicable data files, DST will be available to receive the composed images back from the third party provider for Customer’s presentment needs under this Schedule.
3.    Delivery of Data for Processing, Schedules and Data Requirements
Customer will transmit via a mutually agreed upon method and on an agreed upon schedule.
Delivery of the Customer Data to the DST production facility will be via the format, protocols and formatting instructions set forth in the agreed Development Documents and Customer Data must fulfill the requirements identified in the Development Documents.
DST will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly. Customer may, at its option, transmit Customer data before Customer has made a final accuracy check. Therefore, DST will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer shall pay DST the applicable processing Fees, (i.e. Load All, Statement Presentment, and Electronic Distribution and Notification fees), for any work performed prior to rescission at the rates set forth in the Pricing Attachment.
4.    Obligations and Conditions of Services
4.1    DST assumes no responsibility for the business results achieved from use of the Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Services, (ii) failures to use corrections supplied by DST, or (iii) modifications by Customer or any third party. DST makes no warranty with respect to the performance of third parties such as web portals, automated clearing houses, financial institutions, and other internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.
4.2    Customer will promptly notify DST of any suspected fraudulent activity of which Customer may become aware during the Term. Customer will only use the Services provided under this Service Exhibit for the purposes contemplated herein and in accordance with the policies and procedures provided by DST.
4.3    Customer will notify DST in writing immediately if it becomes aware of any claim of loss or liability by a third person related to a Service.

5.    Fees
The fees payable to DST by Customer for the Services under this Service Exhibit are set forth on a separate Fee Letter.

SCHEDULE NO. 4
SERVICE EXHIBIT
For
Composition Services
This is a “Service Exhibit” for Composition Services (“Services”) entered into as of March 31, 2022 (“Effective Date”) by and between Nuveen Churchill Private Capital Income Fund (“Customer”) and DST Systems, Inc. (“DST”) made a part of the Services Agreement by and between Customer and DST (“Agreement”). Unless specifically stated otherwise, all terms, covenants and conditions described in the Agreement are incorporated herein by reference as if the same had been described herein in full. In the event of a conflict between the terms set forth in this Services Schedule and the Agreement, the terms of this Service Exhibit shall govern.
1.    Definitions
Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.
“Development Documents” means any of the following documents: System Requirements Document, Project Development Estimate, Project Requirements Document or any other mutually agreed to document describing the development activities.
“Document” means the equivalent electronic rendition of a single customer communication as identified herein or in the Development Documents, including, but not limited to statement, dunning notice, check image, report, trade confirmation, or tax document.
“Document Type” means the types of Documents set forth in Development Documents for which the Services will be provided.
“Format” means DST will structure the input data provided by Customer’s recordkeeping system so as to present the information organized and arranged according to Customer’s requirements as detailed in the Development Documents.
“Image” means the equivalent of impression that would be applied to one side of a single sheet in a simplex print-processing environment.
“Services” means the services described in this Services Schedule.
2.    Description of Services
2.1    DST will provide the following Services (“Services”):
a.    Data Processing –Documents: DST will process Customer’s data, format, and index the data in a design and Format the data to support the electronic presentment and delivery of Documents or delivery of such Documents to a print vendor of Customer’s choice. The Services will include: (i) composition and electronic creation of all Document Types (as defined in below); (ii) creating, archiving, and maintaining electronic Images of each composed and created Document Type; and (iii) making available Document Types to a print vendor or electronic present vendor of Customer’s choice.
b.    Development of Document Type Templates. As part of the Services, DST shall create and maintain the format, design and content for each Document Type (each, a “Document Type Template”) in accordance with Customer’s requirements. Customer may request DST to create new Document Type Templates and/or to modify a Document Type Template (each, a “Document Type Template Development/Modification Request”). DST shall create and/or modify Document Type Templates and Customer shall evaluate and either accept or reject such Document Type Template in accordance with the process set forth in Annex 1 attached hereto. Once created and approved by Customer, all Document Type Templates shall be maintained by DST in accordance with this Service Schedule.
2.2    Development Documents
The Development Documents describe all requirements for customization of the Services, the web site, and other systems and software utilized in connection with performance of the Services. Customer will comply with the terms of the Development Documents that describe any project assistance that may be required for completion of deliverables described in the Development Documents. The Services may also include such additional services and/or customization of the Services as may be mutually agreed upon by the Parties from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms and conditions, all as mutually agreed by the Parties, shall be detailed in separate Development Documents that will be annexed to and made a part of this Service Exhibit.
3.    Delivery of Data for Processing, Schedules and Data Requirements
Customer will transmit via a mutually agreed upon method and on an agreed upon schedule.
Delivery of the Customer Data to the DST production facility will be via the format, protocols and formatting instructions set forth in the agreed Development Documents and Customer Data will fulfill the requirements identified in the Development Documents.
DST will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly. Customer may, at its option, transmit Customer data before Customer has made a final accuracy check. Therefore, DST will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer shall pay DST the applicable processing Fees, for any work performed prior to rescission at the rates set forth in the Pricing Attachment.
4.    Obligations and Conditions of Services
4.1    DST assumes no responsibility for the business results achieved from use of the Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Services, (ii) failures to use corrections supplied by DST, or (iii) modifications by Customer or any third party. DST makes no warranty with respect to the performance of third parties such as web portals, automated clearing houses, financial institutions, and other internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.

4.2    Customer will promptly notify DST of any suspected fraudulent activity of which Customer may become aware during the Term. Customer will only use the payment services for the purposes contemplated herein and in accordance with the policies and procedures provided by DST.
4.3    Customer will notify DST in writing immediately if it becomes aware of any claim of loss or liability by a third person related to a Service.
5.    Fees
DST will perform the Services in exchange for the Fees set forth in a separate Fee Letter.

Annex 1
Document Type Template Creation/Modification Process
1.    At any time during the Term, Customer may submit a Document Type Template Development/Modification Request to DST. Each Document Type Template Development/Modification Request will be in writing and will set out Customer’s reasonable requirements related thereto.
2.    DST will submit to Customer: (i) as soon as reasonably possible after receiving a Document Type Template Development/Modification Request, but in no event more than five (5) Business Days after receipt of complete requirements, a written proposal for performance of the Development Request (“Document Type Development Request Proposal”), which shall include the following: (1) a description of the tasks to be performed by DST; (2) the applicable specifications; (3) the completion date for each task and for each deliverable; (4) the specific resources to be provided by DST by project discipline for the performance of the Document Type Development Request; and (5) the applicable fees due to DST.
3.    If Customer accepts a Document Type Development Request Proposal, DST will perform the Document Type Development Request in accordance with the agreed upon terms and requirements set forth in such Document Type Development Request Proposal and the terms and conditions of this Service Schedule (collectively, the “Development/Modification Terms”).

SCHEDULE NO. 5
SERVICE EXHIBIT
For
BASIC FAN MAIL SERVICES
1.    Parties. This Service Exhibit is made by and between DST Systems Inc., a Delaware corporation (“DST”), and Nuveen Churchill Private Capital Income Fund (“Customer”). This Service Exhibit is an exhibit to the Services Agreement for DST Digital Solutions Services by and between DST and Customer (the “Agreement”). Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.
2.    Basic FAN Mail Services. Customer has requested, and DST will provide, for the Term set forth on the signature page of this Service Exhibit, Basic FAN Mail Services as one of the Digital Services pursuant to the terms of the Master Agreement for DST Digital Solutions Services (the “Agreement”) between Customer and DST.
3.    Definitions. For purposes of this Exhibit, the following additional definition shall apply (in addition to all other defined terms in the Agreement):
•    “Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the DST controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible by hypertext link through the World Wide Web, which Customer may access to view information about Recipients and approve/deny access requests by Recipients.
•    “FAN Mail®” shall mean the DST-designed, developed and instituted system known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables DST to make data from DST's TA2000® mutual fund recordkeeping systems and data provided to DST, in the format specified by DST, from other mutual fund recordkeeping systems or recordkeeping systems maintained by third parties for other Funds, available through the Internet to authorized Recipients.
•    “FAN Mail Services” shall mean the services provided by DST utilizing FAN Mail, the Distribution Support Services Web Site, the Internet, and other systems provided by DST and telecommunications carriers, as described in the Service Exhibits which are attached to this Agreement from time to time.
•    “Recipient(s)” shall mean the Persons described herein to whom data is made available utilizing FAN Mail Services, including specified authorized agents of record owners of Fund Units, including registered financial advisers, financial planners and other financial intermediaries.

4.    DST Responsibilities. In connection with its performance of Basic FAN Mail Services, DST shall:
a.    Receive data (“Files”) from Customer or extract Files from TA2000 as instructed by Customer, address the Files to Recipients who have been designated by Customer to receive the Files and who have completed the enrollment process for Basic FAN Mail Services described below, and make the Files available to such Recipients. Files will be made available through the Internet via hypertext link to the DST Web Site. DST shall provide each Recipient utilizing the Internet with a recipient ID (the “Recipient ID”) and a password (the “Password”) in accordance with the then current Recipient Enrollment and Authorization Procedures and shall permit access to the file(s) associated with a given Recipient ID and Password whenever the appropriate Recipient ID and Password is received at the DST Web Site. Each Recipient is responsible for accessing and retrieving such Recipient’s Files.
b.    Make available to Recipients the Files set forth on a separate Fee Letter.
c.    Perform the following administrative functions: maintain a data base which contains the Recipient's name, address, electronic mailing address, forty-five (45) day history of Files made available and list of Recipients by dealer/adviser number; provide billing to Customer; reasonably assist Customer and Recipients to establish FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a Website facilitating enrollment for Recipients of Customer’s Files.
d.    Establish links between Customer, the DST Web Site and the Distribution Support Services Web Site, provide telephone support to Customer and Recipients respecting use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the DST Web Site so it is available.
e.    Perform all other DST obligations as set forth in the Agreement.
5.    Customer and Recipient Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:
(a)    Customer. Customer must:
(i)    Comply with all Recipient Enrollment and Authorization Procedures attached as part of this Exhibit;
(ii)    Transmit Files daily from Financial Product recordkeeping systems maintained by third parties to DST in formats specified from time to time by DST, if applicable. For Files to be extracted from TA2000, by execution of this Service Exhibit Customer hereby consents, and instructs DST to extract Files from TA2000 for Recipients who have been designated by Customer to receive the Files;
(iii)    Perform all other Customer obligations as set forth in the Agreement.

(b)    Recipient. As a condition of a Recipient’s access to Files, Customer acknowledges that each Recipient must:
(i)    Obtain and pay for connectivity to the Internet or delivery protocol;
(ii)    Have the proper equipment and software to enable the Recipients to access the DST Web Site and download the Files therein and obtain all related maintenance, including support in the event of download problems; and
(iii)     Comply with all Recipient Enrollment and Authorization Procedures attached as part of this Exhibit.
Customer agrees that DST shall not be required to provide Files to any Recipient who fails to comply with the foregoing.
6.    Fees for Basic FAN Mail Services. As consideration for the performance by DST of the Basic FAN Mail Services, Customer shall pay to DST the following fees and charges:
(a)    A monthly FAN Mail access and support charge as set forth on the File and Usage Fee Schedule attached hereto.
(b)    A usage fee per record made available to Recipients -- each one hundred sixty (160) bytes of information, or portion thereof, being a record -- as set forth on the File and Usage Fee Schedule attached hereto.
All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

RECIPIENT ENROLLMENT AND AUTHORIZATION PROCEDURES
FOR
BASIC FAN MAIL SERVICES
The following Enrollment and Authorization Procedures, which may be modified by DST from time to time, are also part of the Security Procedures applicable to the Basic FAN Mail Services:
1.    Enrollment.
(a)    New Recipients. Each Recipient is required to complete an online enrollment found at http://www.dstfanmail.com and electronically submit to DST the information called for in the enrollment process. In order to complete the enrollment process, the Recipient must verify Recipient’s agreement to DST’s Terms and Conditions for access to FAN Mail Services by clicking an “I Agree” button. The Recipient must identify the broker/dealer with which the Recipient is associated. If DST does not already have a hard copy blanket Broker/Dealer Authorization Letter completed and on file for the identified broker/dealer, the Recipient must submit a hard copy Broker/Dealer Authorization Letter signed by the broker/dealer. DST will not be required to verify that the person who clicks agreement to the Terms and Conditions or that the person who signs the Broker/Dealer Authorization Letter is legally authorized to do so and DST shall be entitled to rely conclusively upon such agreement keystroke or signature without further duty to inquire. The Recipient must also provide all information requested concerning the Recipient’s practice and which financial products the Recipient wishes to access. A Recipient ID and Password are established immediately upon completion of the enrollment process.
(b)    Currently Enrolled Recipients. Recipients who are currently enrolled and authorized by Customer to receive Files for Basic FAN Mail Services at the time of execution of this Service Exhibit under any prior FAN Mail Agreement shall not be required to re-enroll and Customer agrees that authorization shall be deemed to be given as to such Recipients until Customer notifies DST otherwise.
2.    Customer Authorization.
Upon DST’s receipt of enrollment instructions from the Recipient, DST will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site.
Through the Distribution Support Services Web Site, the Customer’s point of contact is solely responsible for authorizing or denying each Recipient request for access to the product. When authorizing requests, security criteria must be verified by Customer. This includes verifying that each field authorized in the security criteria accurately represents the dealer/branch/representative, tax ID, or cumulative discount information or any additional data extract criteria requested that appears on the master of the Recipient’s clients’ accounts. 100% of the Recipient’s accounts should reflect the authorized criteria.
Customer assumes all responsibility for verifying and approving the security level of each new Recipient authorization request. DST shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and DST shall be entitled to rely conclusively upon such approval/denial without further duty to inquire. No Files will be made available until the request is authorized by Customer.

3.    Data Availability Notification.
When Customer approves an authorization request, the Recipient’s ID is updated for the authorized security and an e-mail is sent to the Recipient notifying him/her that data is available for retrieval.

FILE AND USAGE SCHEDULE
TO
BASIC FAN MAIL SERVICES EXHIBIT
1.    Files.
The following Files may be made available to Recipients:
“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.
“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.
“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.
“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.
“Daily Price” - This file contains the daily offering price and Net Asset Value of every CUSIP (separate security). This file consists of one (1) record per CUSIP.
"Security" - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.
"Average Cost Position/Activity" - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient's database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.